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HILTON HOTELS 401(K) SAVINGS PLAN
(2001 RESTATEMENT)

ARTICLE VI DISTRIBUTIONS FROM TRUST FUND		16
6.1	Distribution of Benefits.	16
6.2	Withdrawals.	18
6.3	Age 59 1/2 Withdrawal.	18
6.4	Hardship Withdrawals.	18
6.5	Qualified Domestic Relations Orders.	19
6.6	Inability to Locate Participant.	20
6.7	Limitations on Distributions.	20
6.8	Direct Rollovers.	20
6.9	Distributions in the Event of Certain Corporate Dispositions.	21
ARTICLE VII THE COMMITTEE		21
7.1	Members.	21
7.2	Committee Action.	22
7.3	Rights and Duties.	22
7.4	Claims Procedures.	23
7.5	Transmittal of Information.	24
7.6	Compensation, Bonding, Expenses and Indemnity.	24
7.7	Manner of Administering.	25
7.8	Duty of Care.	25
7.9	Delegation.	25
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN		25
8.1	Amendments.	25
8.2	Discontinuance of Plan.	26
8.3	Failure to Contribute.	26
8.4	Plan Merger or Consolidation; Transfer of Plan Assets.	26

ARTICLE IX MISCELLANEOUS		26
9.1	Trust Fund.	26
9.2	Loans to Participants.	26
9.3	Limits on Employees' Rights.	28
9.4	Transfers of Participants.	28
9.5	Text to Control.	28
9.6	Construction.	28
9.7	Action by Participant or Other Person.	29
9.8	Receipt or Release.	29
9.9	Persons Under Incapacity.	29
9.10	Top-Heavy Plan Requirements.	29
9.11	Contributions Not Recoverable.	29
9.12	Alienation.	29
9.13	Law Governing and Severability	30
9.14	Voting Rights.	30

HILTON HOTELS 401(K) SAVINGS PLAN
(Restatement Effective January 1, 2001)

    Hilton Hotels Corporation (the "Company") adopts the Hilton Hotels 401(k) Savings Plan, as set forth herein, as a complete amendment and restatement of the Hilton Hotels Thrift Savings Plan. This amendment and restatement is effective January 1, 2001 except as specifically set forth below. This amendment and restatement reflects the merger into the Plan effective January 1, 2001 of the Promus Retirement Savings Plan and the eligibility for participation in the Plan effective January 1, 2001 of eligible employees who previously participated in the Hilton Grand Vacations Company 401(k) Retirement Plan and the Pointe Hilton Retirement Savings Plan and Trust. This amendment and restatement also reflects the change of the name of the Plan to the Hilton Hotels 401(k) Savings Plan effective January 1, 2001. Appendices E and F attached hereto, as they may be amended from time to time, set forth special provisions applicable to Merger Accounts to which the assets of a merged plan are transferred.

    The Company desires to encourage loyalty, efficiency, continuity of service and productivity of its Employees. In order to accomplish these purposes, the Company has established the Plan to provide incentives and retirement income security for Participants and their Beneficiaries. The Trust created pursuant to the Plan (incorporated herein by this reference) and its assets shall not be used for, or diverted to, purposes other than the exclusive benefit of Participants or their Beneficiaries, as prescribed in Section 401(a) of the Code.

    The Plan is intended to be a profit sharing plan. Contributions may be made to the Plan without regard to the current or accumulated profits of the Company. It is also intended that the Plan constitute a qualified cash or deferred arrangement under Section 401(k) of the Code. In addition, effective January 1, 2001, the Plan is intended to be a "401(k) safe harbor plan" which satisfies the requirements of Sections 401(k)(12) and 401(m)(11) of the Code.

    It is also intended that the Plan constitute an accident and health plan so that amounts distributed on account of disability are excluded from income under Section 105(c) of the Code to the extent provided by law

ARTICLE I

DEFINITIONS

    When used herein and in the Trust Agreement, with the first letter capitalized, the following words shall have the following meanings:

    "Account" or "Accounts" means the accounts established to record a Participant's interest in the Trust Fund established in accordance with this Plan. The following "Accounts" are maintained under the Plan: Compensation Deferral Accounts, Employer Matching Contributions Accounts, Rollover Accounts and Merger Accounts. A Voluntary Contributions Account shall also be maintained for those Participants who made Voluntary Contributions to the Plan on or before December 31, 2000 in accordance with the terms of the Plan as it existed at that time. The Committee can establish sub-accounts with respect to any Accounts in its sole discretion.

    "Affiliated Employer" means, with respect to the Company and each Participating Employer:

      (a) Each corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) thereof) of which the Company or Participating Employer is a component member;

      (b) each entity (whether or not incorporated) which is under common control with the Company or the Participating Employer, as such common control is defined in Section 414(c) of the Code and Regulations issued thereunder;

      (c) any organization which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company or the Participating Employer is a member; and

      (d) any organization which is required by regulations issued under Section 414(o) of the Code to be treated as an Affiliated Employer. For the purposes of Section 4.1 and Appendix A of this Plan the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" each place it appears in Section 1563(a)(1) of the Code. The term "Affiliated Employer" shall also include each predecessor employer to the extent required by Section 414(a) of the Code or to the extent designated by the Board. Notwithstanding the foregoing, an organization shall not be considered an Affiliated Employer for any purpose under the Plan prior to the date it is considered affiliated under clauses (a) through (d) above.

    "Anniversary Date" means the last day of each Plan Year.

    "Annuity Eligible Merger Account" means a Merger Account (or any sub-account of a Merger Account) which is designated in Appendix E as being subject to the distribution rules set forth in Appendix F.

    "Approved Absence" means a leave of absence (without pay) granted to an Employee under the established leave policy of the Company, a Participating Employer or an Affiliated Employer.

    "Beneficiary" or "Beneficiaries" means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with the provisions of Section 2.5 to receive the benefits specified hereunder in the event of the Participant's death. If there is no valid Beneficiary designation in effect that complies with the provisions of Section 2.5, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary or Beneficiaries means the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

    In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person's then living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

    "Board" means the Board of Directors of Hilton Hotels Corporation.

    "Break in Employment" means any termination of employment by reason of resignation, discharge, retirement, disability, or death. An Employee's employment is not considered terminated for purposes of the Plan if the Employee has been on an Approved Absence, provided that he returns to the employ of the Company, a Participating Employer or an Affiliated Employer at the expiration of such leave or such longer period as may be prescribed by law in the case of an Employee who is a member of the armed forces of the United States. Employees who do not return to the employ of the Company, a Participating Employer or an Affiliated Employer within ten days following the end of the Approved Absence, or within the required time in case of service with the armed forces, shall be deemed to have terminated their employment as of the date when their leave began, unless such failure to return was the result of their death, total disability or normal retirement.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Committee" means the Company's Pension and Thrift Committee.

    "Company" means Hilton Hotels Corporation, any predecessor corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole which shall expressly agree in writing to continue this Plan and, where the context so warrants, any Participating Employer.

    "Company Stock" means the common stock of Hilton Hotels Corporation.

    "Company Stock Fund" means an Investment Fund maintained by the Trustee and invested in Company Stock (except for cash or cash equivalents pending distribution or investment and a short-term investment component which may be retained in the Committee's discretion to provide liquidity for such fund).

    "Compensation" means all compensation paid by the Company or a Participating Employer to an Eligible Employee during the Plan Year and reportable on Form W-2, plus any amounts excluded from income that were contributed to a plan qualifying under Section 401(k) of the Code as salary reduction contributions or to a cafeteria plan under Section 125 of the Code. Notwithstanding the foregoing, Compensation shall not include (i) any amounts paid to an Eligible Employee prior to the date on which he became a Participant pursuant to Section 2.1 or 2.4, as applicable, (ii) any amount of moving, relocation or other expenses paid or reimbursed by the Company or a Participating Employer, (iii) cash and noncash fringe benefits, (iv) scholarship payments, (v) welfare benefits, (vi) contributions to a plan of deferred compensation which are not includible in the Eligible Employee's gross income for the taxable year in which contributed, or any distributions from a plan of deferred compensation, (vii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Eligible Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (viii) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option, and (ix) forgiveness of debt income.

    Notwithstanding the foregoing, the maximum amount of an Employee's Compensation which shall be taken into account under the Plan for any Plan Year ("Maximum Compensation Limitation") shall be $150,000, such limitation adjusted at the same time and in the same manner as under Sections 401(a)(17) and 415(d) of the Code. For any Plan Year of fewer than twelve months, the Maximum Compensation Limitation shall be reduced to the amount obtained by multiplying such limitation by a fraction having a numerator equal to the number of months in the Plan Year and a denominator equal to twelve.

    "Compensation Deferrals" means an amount contributed to this Plan by the Company or Participating Employer in lieu of being paid to a Participant as salary or wages. Compensation Deferrals shall be made under salary reduction arrangements between each Participant and the Company or Participating Employer with respect to salary or wages not yet paid or otherwise available to the Participant as of the date of the Participant's election under the arrangement. Section 3.1 contains the provisions under which Compensation Deferrals may be made.

    "Compensation Deferral Account" means the Account maintained by the Committee for each Participant that is to be credited with Company or Participating Employer payments to the Plan attributable to the Participant's Compensation Deferrals that are credited to this Account in accordance with Section 3.1, together with the allocations thereto as required by the Plan.

    "Eligibility Computation Period" means:

      (a) The 12-consecutive month period commencing with the first day that an Employee completes an Hour of Service for the Company or an Affiliated Employer;

      (b) Succeeding 12-consecutive month periods commencing with the anniversary of the first day that an Employee completes an Hour of Service for the Company or an Affiliated Employer.

    Notwithstanding the above, if an Employee completes more than 500 Hours of Service during any such Eligibility Computation Period and then fails to complete more than 500 Hours of Service during a subsequent Eligibility Computation Period, then future Eligibility Computation Periods shall be measured from the first day that the Employee completes an Hour of Service following the Eligibility Computation Period in which the Employee has been credited with not more than 500 Hours of Service. In addition, any reemployed individual described in the preceding sentence who terminates employment again shall measure Eligibility Computation Periods from the date of subsequent reemployment if no Hours of Service are performed during an Eligibility Computation Period ending subsequent to the termination.

    "Eligible Employee" means each Employee of the Company and Participating Employers except that there shall be excluded all leased employees described in Section 414(n) of the Code and those Employees covered by a collective bargaining agreement between the Company or a Participating Employer and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company or Participating Employer unless the Employee is a member of a group of employees to whom this Plan has been extended by such a collective bargaining agreement. For purposes of this definition of "Eligible Employee," and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by the Company or a Participating Employer, in its discretion, as employees under Section 3121(d) of the Code (including, but not limited to, individuals classified by the Company or a Participating Employer as independent contractors and non-employee consultants) and individuals who are classified by the Company or a Participating Employer, in its discretion, as employees of any entity other than the Company or a Participating Employer do not meet the definition of Eligible Employee and are ineligible for benefits under the Plan, even if the classification by the Company or Participating Employer is determined to be erroneous, or is retroactively revised. In the event the classification of an individual who is excluded from the definition of Eligible Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Eligible Employee and shall be ineligible for benefits for all periods prior to the date the Company or Participating Employer determines its classification of the individual is erroneous or should be revised. The foregoing sets forth a clarification of the intention of the Company and the Participating Employers regarding participation in the Plan for any Plan Year, including Plan Years prior to the amendment of this definition of "Eligible Employee."

    "Employee" means every person employed by the Company or an Affiliated Employer, including any leased employee described in Section 414(n) of the Code and any other individual required to be treated as employed by the Company or an Affiliated Employer under Section 414(o) of the Code.

    "Employer Matching Contribution" shall mean an amount contributed to the Plan by the Company or a Participating Employer in accordance with Section 3.2.

    "Employer Matching Contributions Account" shall mean the Account maintained for each Participant that is credited with payments to the Plan by the Company and any Participating Employer

in accordance with Section 3.2 on behalf of each such Participant, together with the allocations thereto as required by the Plan.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Fiduciary" means all persons defined in Section 3(21) of ERISA associated in any manner with the control, management, operation, and administration of the Plan or the assets of the Plan, and such term shall be construed as including the term "Named Fiduciary" with respect to those Fiduciaries named in the Plan or who are identified as Fiduciaries pursuant to procedures specified in the Plan.

    "HGV Plan" means the Hilton Grand Vacations Company 401(k) Retirement Plan as in effect on December 31, 2000.

    "Highly Compensated Employee" shall, with respect to the Company and each Participating Employer, mean:

      (a) Any Employee who performs services for the Company or any Affiliated Employer who, at any time during the "determination year" or the "look-back year" was a 5% owner of the Company or any Affiliated Employer, or who, during the "look-back year," received compensation from the Company or any Affiliated Employer in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code); or

      (b) Any Employee who separated from service (or was deemed to have separated) prior to the determination year, performs no services for the Company or any Affiliated Employer during the determination year, and met the description in (a) above for either the separation year or any determination year ending on or after the Employee's 55th birthday.

      (c) The "determination year" shall be the Plan Year for which compliance is being tested, and the "look-back year" shall be the 12-month period immediately preceding the determination year.

      (d) For purposes of this definition of "Highly Compensated Employee", "compensation" means compensation within the meaning of Section 415(c)(3) of the Code, including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

      (e) If the Company or Participating Employer makes an election for any year under this paragraph (e), in determining whether an Employee is a Highly Compensated Employee for such year, paragraph (a) shall be applied by substituting "$80,000 (as adjusted pursuant to Section 415(d) of the Code) and who was a member of the "top-paid group' for such year" for "$80,000 (as adjusted pursuant to Section 415(d) of the Code)" therein. The "top-paid group" for a look-back year shall consist of the top 20% of Employees ranked on the basis of compensation received during the year excluding Employees described in Section 414(q)(5) of the Code and Treasury Regulations thereunder.

    "Hour of Service" shall be defined as each hour

      (a) for which an Employee is paid, or entitled to payment, for the performance of duties for the Company, a Participating Employer or an Affiliated Employer;

      (b) for which the Employee is paid or entitled to payment by the Company, a Participating Employer or an Affiliated Employer on account of a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence; or

      (c) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company, a Participating Employer or an Affiliated Employer.

    The following additional rules shall apply in calculating Hours of Service: (1) no more than 501 Hours of Service are required to be credited to an Employee on account of any single period during which the Employee performs no duties; (2) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation, unemployment compensation, or disability insurance laws; (3) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee; (4) a payment shall be deemed to be made by or due from a Company, a Participating Employer or an Affiliated Employer regardless of whether such payment is made by or due from the Company, a Participating Employer or an Affiliated Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Company, a Participating Employer or an Affiliated Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or on behalf of a group of Employees in the aggregate; (5) no more than one Hour of Service shall be credited with respect to any hour of time; (6) an "Hour of Service" shall include any hour for which an Employee is entitled to payment by a "leasing organization" (as described in Section 414(n)(2) of the Code) for the performance of duties for the Company, a Participating Employer or an Affiliated Employer.

    The definition of "Hour of Service" set forth herein shall also be construed in accordance with, and shall include any additional periods of service, that may be required by regulations promulgated by the United States Department of Labor. The hour of service rules stated in the Department of Labor Regulations Section 2530.200b-2(b) and -2(c) are herein incorporated by reference.

    "Inactive Participant" means a Participant in the Plan with an Account balance attributable to periods prior to January 1, 2001 who is not employed by or on active status with the Company, a Participating Employer or an Affiliated Employer on January 1, 2001.

    "Investment Fund" means one of the funds established by the Committee for the investment of the assets of the Plan pursuant to Sections 2.6 and 3.11.

    "Investment Manager" means a Fiduciary designated by the Committee under this Plan to whom has been delegated the responsibility and authority to manage, acquire or dispose of Plan assets (a) who (1) is registered as an investment adviser under the Investment Advisers Act of 1940; (2) is a bank, as defined in that Act; or (3) is an insurance company qualified to perform investment advisory services under the laws of more than one state; and (b) who has acknowledged in writing that he is a Fiduciary with respect to the management, acquisition, and control of Plan assets.

    "Merged Plan" means a retirement plan which is merged into the Plan.

    "Merger Account" means the account maintained for each Participant that is credited with amounts transferred from a Merged Plan in which that Participant participated prior to its merger into the Plan. The Committee may in its discretion establish sub-accounts of any Merger Account.

    "Normal Retirement Age" means a Participant's sixty-fifth birthday.

    "One-Year Break in Service Year" shall mean any Plan Year in which an Employee fails to complete more than 500 Hours of Service. Notwithstanding the preceding sentence and solely for purposes of this paragraph, if an Employee fails to complete more than 500 Hours of Service during a Plan Year by reason of an absence that arises because of her pregnancy, the birth or adoption of the Employee's child (or child care for a period immediately following such birth or adoption), such Employee shall not necessarily incur a One-Year Break in Service Year; rather, the Employee shall be credited for such Plan Year with (i) the Hours of Service for which the Employee would have received credit (but for such absence), if determinable, or (ii) eight Hours of Service per day during such absence. If a One-Year Break in Service Year would not occur in the Plan Year that includes the beginning of such absence even in the absence of the preceding sentence, the Employee shall receive credit for the hours specified under (i) or (ii) above in the Plan Year immediately following the Plan Year in which such absence initially occurs solely to prevent the occurrence of a One-Year Break in Service Year in such Plan Year. Notwithstanding any other provision of this paragraph, any Employee shall not be credited with more than 501 Hours of Service by reason of such absence.

    "Participant" means any Eligible Employee with an Account balance under the Plan.

    "Participating Employer" means any Affiliated Employer with respect to the Company which, by resolution of its board of directors and with the approval of the Committee, elects to participate in this Plan. In addition, "Participating Employer" means other business entities in which the Company, directly or indirectly, has an interest or with which it has a contractual relationship designated from time to time by the Committee as being eligible to be included in the Plan, and which adopts the Plan by appropriate action. Any such designation or adoption may be terminated or withdrawn at any time by filing with the Company a resolution, respectively of the Committee or of the adopting business entity, and after such termination or withdrawal, the entity whose designation or adoption was so terminated or withdrawn shall not thereafter be considered a Participating Employer under this Plan. By electing to participate in this Plan, a Participating Employer agrees to be bound by any Plan or Trust amendment adopted by resolution of the Board or by the written instrument of any person or entity with authority to adopt the amendment. Each Participating Employer shall also be bound by the actions of the Committee and delegates properly appointed by the Company and Committee. Appendix C hereto sets forth the names of all Participating Employers as of January 1, 2001 and shall be revised from time to time by the Committee or its delegate.

    "Plan" means the Hilton Hotels 401(k) Savings Plan set forth in this document and all subsequent amendments thereto.

    "Plan Year" means the calendar year which shall also be the Plan's limitation year and the taxable year of the Trust established pursuant to this Plan.

    "Pointe Plan" means the Pointe Hilton Retirement Savings Plan as in effect on December 31, 2000.

    "Promus Plan" means the Promus Retirement Savings Plan as in effect on December 31, 2000.

    "Rollover Account" means the Account maintained for a Participant that is credited with the amount, if any, received by the Plan in accordance with Section 3.3 as an eligible rollover distribution, as defined in Section 402(c)(4) of the Code, together with the allocations thereto as required by the Plan.

    "Trust" means that Trust established pursuant to the Trust Agreement.

    "Trust Agreement" means that certain agreement between the Company and the Trustee providing for the investment and administration of the Trust Fund.

    "Trust Fund" means the fund established under the Trust Agreement by contributions made by the Company, the Participating Employers and Participants and from which any amounts payable under the Plan are to be paid.

    "Trustee" means the Trustee under the Trust Agreement.

    "Valuation Date" means any date as of which the Trust Fund was valued pursuant to Section 3.10.

    "Voluntary Contributions" means voluntary after-tax contributions made by Participants on or before December 31, 2000 in accordance with the terms of the Plan in effect on that date.

    "Voluntary Contributions Account" means the account maintained for a Participant that is credited with Voluntary Contributions to the Plan made by such Participant together with the allocations thereto as required by the Plan.

    "Year of Eligibility Service" means each Eligibility Computation Period during which the Employee is credited with at least 1,000 Hours of Service.

    "Year of Vesting Service" means a Plan Year, excluding Plan Years commencing before the Plan Year in which the Employee attains age 18 during which an Employee is credited with at least 1,000 Hours of Service.

ARTICLE II

ELIGIBILITY

    2.1  Requirements for Participation.  Each Eligible Employee who was eligible to participate in the Plan on December 31, 2000 and each Employee who was eligible to participate in the Promus Plan, the Pointe Plan or the HGV Plan on December 31, 2000 will become eligible to participate in the Plan effective January 1, 2001, provided he is an Eligible Employee on such date. Effective on and after January 1, 2001, each Employee not described in the prior sentence will become eligible to participate in the Plan on the date immediately after the latest of the following events provided he is an Eligible Employee on such date:

      (a) completion of one Year of Eligibility Service;

      (b) becoming an Eligible Employee; or

      (c) attainment of age 21.

    2.2  Election to Participate.

    An Eligible Employee who satisfies the requirements of Section 2.1 can become a Participant by making an election, at such time and in such manner as the Committee shall designate, setting forth:

      (a) the amount of Compensation Deferrals to be deducted from his Compensation by the Company or Participating Employer and paid to the Trustee on his behalf;

      (b) the manner in which such contributions shall be invested, provided that such designation must be in accordance with Section 2.6;

      (c) a Beneficiary or Beneficiaries to receive any payments which may be due under the Plan upon his death; and

      (d) such other information as the Committee deems necessary.

    2.3  Participation.

    An Eligible Employee who satisfies the requirements of Section 2.1 will continue to be eligible to participate during the Eligible Employee's employment with the Company or a Participating Employer and until the occurrence of a Break in Employment or until such person is no longer an Eligible Employee. An Eligible Employee on Approved Absence cannot become a Participant until the end of his Approved Absence. Notwithstanding any other provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

    2.4  Reemployment.

    An Eligible Employee who has met the eligibility requirements described in Section 2.1, but who incurs a Break in Employment and is later reemployed as an Eligible Employee will become eligible to participate as of the date of his reemployment; provided that he is an Eligible Employee on such date. An Employee who incurs a Break in Employment prior to having a vested interest in an Account attributable to Compensation Deferrals or Employer Matching Contributions under the Plan, will forfeit all Years of Eligibility Service prior to the break, if during the Break in Employment the Employee incurred a number of One-Year Break in Service Years at least equal to the greater of five or the aggregate number of Years of Eligibility Service the Employee had in the Plan before the Break in Employment. For the purpose of this subsection only and notwithstanding anything to the contrary in the Plan, a One-Year Break in Service Year shall be computed with reference to Eligibility Computation Periods, not Plan Years.

    2.5  Designation of Beneficiary.

    Upon forms provided by the Committee, each Employee who becomes a Participant will designate in writing the Beneficiary or Beneficiaries whom such Employee desires to receive any benefits payable under this Plan in the event of such Employee's death. A Participant may from time to time change his designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. However, if a married Participant wishes to designate a person other than his spouse as Beneficiary, such designation shall be valid only if consented to in writing by the spouse, which consent shall acknowledge the effect of the designation and be witnessed by a Plan representative or a notary public. The Participant may change any election designating a Beneficiary or Beneficiaries without any requirement of further spousal consent if the spouse's consent so provides. Notwithstanding the foregoing, spousal consent shall be unnecessary if it is established (to the satisfaction of a Plan representative) that there is no spouse or that the required consent cannot be obtained because the spouse cannot be located, or because of other circumstances prescribed by Treasury Regulations. The Company, the Committee and the Trustee may rely upon a Participant's designation of Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan. Upon the dissolution of marriage of a Participant, any designation of the Participant's former spouse as a Beneficiary shall be treated as though the Participant's former spouse had predeceased the Participant, unless (i) the Participant executes another Beneficiary designation that complies with this Section 2.5 and that clearly names such former spouse as a Beneficiary, or (ii) a court order presented to the Committee prior to distribution on behalf of the Participant explicitly requires the Participant to continue to maintain the former spouse as the Beneficiary. In any case in which the Participant's former spouse is treated under the Participant's Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from the Plan as a Beneficiary of the Participant except as provided otherwise in the Participant's Beneficiary designation.

    2.6  Designation of Investments.

      (a) Subject to the restrictions contained herein and in Section 3.11, each Participant shall designate in a manner prescribed by the Committee (which may include a designation through electronic media in accordance with Section 2.7) how the contributions allocated to his Accounts are to be invested in the respective Investment Funds. Any Participant who does not so notify the Committee of his initial choice of Investment Fund(s) shall be deemed to have elected the "default" Investment Fund designated by the Committee and announced to Participants in accordance with Section 3.11.

      (b) A Participant may change the designation for the investment of new contributions as well as change the allocation of his Accounts among the Investment Funds, each in accordance with Section 3.11; provided, however, that no amounts can be transferred to the Company Stock Fund from another Investment Fund and no new contributions can be invested in the Company Stock Fund on or after January 1, 2001. Notwithstanding the foregoing, any cash dividends on Company Stock in the Company Stock Fund shall be reinvested in Company Stock. Stock dividends and stock splits on the Company Stock shall be reflected by an adjustment to the number of shares of Company Stock held in the Company Stock Fund.

      (c) A former Participant who has deferred distribution of his Accounts may continue to designate the Investment Funds for the investment of the amounts credited to his Accounts in accordance with this Section 2.6 and Section 3.11.

    2.7  Electronic Media.

      (a) The Committee may require or permit Participant (or Beneficiary, as the context may require) elections and/or consents under this Plan to be made by means of such electronic media as the Committee may prescribe.

      (b) Unless otherwise permitted under ERISA and the Code or regulations promulgated thereunder, the provisions of this Section 2.7 shall not affect the requirement that Beneficiary designations be in writing in accordance with Section 2.5 and that hardship distribution requests be in writing in accordance with Section 6.4.

      (c) A Participant's consent to distribution, request for a withdrawal or loan, or other form of election permitted by electronic media under this Plan or by the Committee, together with the cashing of any check subsequently issued by this Plan (whether or not endorsed), shall constitute written consent for purposes of this Plan (including, without limitation and in the case of loans under Section 9.2, agreement to the terms of the loan and the related promissory note), the Code (including, without limitation, Section 411(a)(11), and ERISA (including, without limitation, Section 203(e)).

      (d) Reasonable efforts will be used to process electronic media consents and elections made under this Plan. Notwithstanding the preceding sentence or anything else in this Plan to the contrary, neither the Company, the Participating Employers, the Committee, the Trustee nor any other person guarantees that any consent or election will be so processed. The Committee may adopt new or alternative rules for electronic media consents and elections as it deems appropriate in its sole and complete discretion (including, without limitation, eliminating any electronic media system and re-implementing a requirement of written forms, establishing the effective date and the notice date for any type of consent or election and limiting the number of any particular elections that may be made by a Participant during any specified period). In order to be effective, each consent and/or election must be made in accordance with such other rules as the Committee may prescribe.

ARTICLE III

CONTRIBUTIONS

    3.1  Compensation Deferrals.

      (a)  Election to Defer.  Subject to the limitations in Sections 3.6, 3.8 and 4.1, each Participant can elect Compensation Deferrals, in writing in the manner prescribed by the Committee, in whole percentages from 1% to 16% of the Participant's Compensation for each payroll period. A Participant's election to commence Compensation Deferrals shall be effective at the time established by the Committee, but no earlier than the first day of the first payroll period commencing after the Committee's receipt of such election. The Committee may require or permit elections by means of electronic media in accordance with Section 2.7 and may adopt rules establishing the specific pay periods for which Compensation Deferrals may be made. The Participant's compensation will be reduced by the amount of his Compensation Deferrals, which will be credited to the Participant's Compensation Deferral Account, and will be made in accordance with rules established by the Committee. Subject to the above maximum 16% limitation, the Committee can adopt rules specifying the maximum and/or minimum Compensation Deferrals, either as dollar or percentage amounts.

      (b)  Change in Percentage or Suspension of Compensation Deferrals.  A Participant's Compensation Deferral percentage will remain in effect, notwithstanding any change in Compensation, until the Participant elects to change the percentage. The Compensation Deferral percentage after January 1, 2001 of a Participant who was a participant in the Promus Plan, the HGV Plan or the Pointe Plan on December 31, 2000 will be equal to the Participant's Compensation Deferral percentage under such plan as of such date unless the Participant elects to change the percentage. A Participant may elect at any time to suspend, change or resume Compensation Deferrals, provided he makes an election in the manner prescribed by the Committee. The Committee may require or permit elections by means of electronic media in accordance with Section 2.7 and may adopt rules specifying the frequency with which elections may be changed and the effective times of such change elections. After the Committee receives a Participant's election to suspend, change or resume Compensation Deferrals, such election shall be effective no earlier than the first day of the first payroll period following the Committee's receipt of such election.

      (c)  Status of Compensation Deferrals.  To make Compensation Deferrals under this Section, the Company or Participating Employer will reduce the Participant's compensation in the amount authorized by the Participant and make a contribution to the Trustee equal to such reduction as of the earliest date on which such amount can reasonably be segregated from the Company's or Participating Employer's general assets; provided, however, that such contribution shall be made no later than the fifteenth business day of the month following the month in which such amount would otherwise have been payable to the Participant in cash, or as of such earlier or later date (in the case of any available extensions of time) as may be required or permitted by regulations issued pursuant to ERISA. Compensation Deferrals constitute employer contributions under the Plan and are intended to qualify as elective contributions under Code Section 401(k).

      (d)  General Limitations on Compensation Deferrals.  As of the last day of the Plan Year, the Committee shall determine the amount of Compensation Deferrals in excess of those permitted under Section 3.6 of the Plan, and any excess shall be distributed to the Participant responsible for the excess Compensation Deferral in accordance with the Code, Treasury Regulations and Section 3.6(d).

    3.2  Matching Contributions.

      (a) Subject to the limitations in Sections 3.8 and 4.1, for each payroll period the Company or Participating Employer that employs the Participant shall make an Employer Matching Contribution to the Plan in an amount equal to at least:

         (i) 100 percent of each Participant's Compensation Deferrals up to 3 percent of the Participant's Compensation; plus

        (ii) 50 percent of each Participant's Compensation Deferrals to the extent Compensation Deferrals exceed 3 percent, but do not exceed 5 percent of the Participant's Compensation.

      (b) The Company or Participating Employer shall pay to the Trustee the Employer Matching Contribution for any Plan Year within the time prescribed by law, including extensions of time, for the filing of the Company's federal income tax return for the Company's taxable year ending with or within the Plan Year to which the contribution relates.

      (c) As of the end of each payroll period, the Employer Matching Contribution for the payroll period shall be allocated to the Employer Matching Contributions Account maintained for the Participant on behalf of whom the Employer Matching Contribution under Section 3.2(a) was made.

    3.3  Rollover Contributions.

      (a) An Eligible Employee, regardless of whether he has satisfied the participation requirements of Section 2.1 who, as a result of a termination of employment, disability or attainment of age 59 1/2, has received a distribution from a plan which meets the requirements of Section 401(a) of the Code may, in accordance with procedures approved by the Committee, transfer the distribution received from the other plan to the Trust; provided that the distribution is eligible for rollover treatment and exclusion from the gross income of the Participant in accordance with Section 402(c) of the Code. Any rollover contribution must be made in cash.

      (b) The Committee shall develop such procedures, and may require such information from an Eligible Employee desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust and shall be credited to the Eligible Employee's Rollover Account. Such account shall share in income allocations as provided in the Plan, but shall not share in Company contribution allocations.

      (c) Upon such rollover contribution by an Eligible Employee who has not yet completed the participation requirements of Section 2.1 (or 2.4, if the Eligible Employee had no other interest in the Plan upon his date of reemployment), his Rollover Account shall represent his sole interest in the Plan.

    3.4  Merger Accounts.

    The Committee shall establish a Merger Account for each Participant who was a participant in a Merged Plan immediately prior to its merger and shall cause to be transferred to such Merger Account the Participant's interest in the Merged Plan. A Participant's Merger Account shall be subject to all applicable provisions of the Plan, except as set forth in the provisions of Appendix E which relate to such Merged Plan. The Committee may in its discretion establish one or more sub-accounts with respect to a Merger Account. A Participant's vested interest in his Merger Account shall be determined in accordance with the provisions of Appendix E hereto which relate to the applicable Merged Plan; provided, however, that a Participant's vested percentage in a Merger Account immediately following a plan merger may be no less than his vested interest immediately prior to the plan merger in his account in the Merged Plan which was the source of such Merger Account.

    3.5  Voluntary Contributions.

    No Participant or Eligible Employee may make Voluntary Contributions to this Plan on or after January 1, 2001.

    3.6  Section 402(g) Limit on Compensation Deferrals.

      (a) Compensation Deferrals made on behalf of any Participant under this Plan and all other plans (which are described in Section 3.6(c)) maintained by the Company, a Participating Employer or an Affiliated Employer shall not exceed the limitation under Code Section 402(g)(1) for the taxable year of the Participant, as adjusted annually under Section 402(g)(5) of the Code, and shall be effective as of January 1 of each calendar year.

      (b) In the event that the dollar limitation provided for in Section 3.6(a) is exceeded, the Participant is deemed to have requested a distribution of the excess amount by the first March 1 following the close of the Participant's taxable year, and the Committee shall distribute such excess amount, and any income allocable to such amount, to the Participant by April 15th. In determining the excess amount distributable with respect to a Participant's taxable year, excess Compensation Deferrals previously distributed or redesignated as after-tax contributions for the Plan Year beginning with or within such taxable year shall reduce the amount otherwise distributable under this Subsection (b).

      (c) In the event that a Participant is also a participant in (1) another qualified cash or deferred arrangement as defined in Section 401(k) of the Code, (2) a simplified employee pension, as defined in Section 408(k) of the Code, or (3) a salary reduction arrangement, within the meaning of Section 3121(a)(5)(D) of the Code, and the elective deferrals, as defined in Section 402(g)(3) of the Code, made under such other arrangement(s) and this Plan cumulatively exceed the dollar limit under Section 3.6(a) for such Participant's taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Committee in writing of such excess and request that the Compensation Deferrals made on his behalf under this Plan be reduced by an amount specified by the Participant. The Committee may then determine to distribute such excess in the same manner as provided in Section 3.6(b).

    3.7  Other Limitations on Compensation Deferrals and Matching Contributions.

    Appendix D sets forth additional rules applicable to Plan Years beginning on and after January 1, 1997 and ending on or before December 31, 2000.

    3.8  Limitations on Contributions.

    In no event shall the aggregate contribution for any Plan Year made by the Company and any Participating Employers under Sections 3.1 and 3.2 and under any other profit sharing or stock bonus plan(s) maintained by the Company or a Participating Employer, exceed 15% of the Compensation paid or accrued to all Participants, plus the amount of any "unused pre-87 limitation carryforwards" available under Section 404(a)(3)(A) of the Code. The Compensation taken into account for purposes of the preceding sentence shall be Compensation paid or accrued during the Company's taxable year ending with or within the Plan Year to which the Company contribution relates, but shall not include any salary reduction contributions which are excludable from Participants' income in accordance with Code Sections 125 or 402(g).

    3.9  Forfeitures.

    Subject to Sections 5.1(e) and 6.1, any amount which has been forfeited under the Plan during the Plan Year shall be used as described in this Section 3.9. Forfeitures from Employer Matching Contributions Accounts and Merger Accounts which are allocable on or after January 1, 2001 (whether attributable to terminations before or after January 1, 2001) shall be used first to restore forfeitures of reemployed Participants in accordance with Section 5.1(e), second to pay any expenses lawfully payable from the assets of the Plan, and third to reduce Employer Matching Contributions due after January 1, 2001.

    3.10  Valuation of Accounts.

      (a) The value of the Accounts invested in the Investment Funds shall be established on each business day by the Trustee or the applicable Investment Manager, and investment gains and losses shall be allocated to such Accounts according to the investment elections of Participants.

      (b) Notwithstanding anything to the contrary herein, if the Committee determines that an alternative method of allocating earnings and losses would better serve the interests of Participants and Beneficiaries or could be more readily implemented, the Committee may substitute such alternative; provided that any such alternative method must result in Plan earnings being allocated on the general basis of Account balances.

    3.11  Investment Funds; Accounts in General.

      (a) Separate Investment Funds shall be established and maintained under the Plan by the Committee. The Committee may, in its discretion, terminate any Investment Fund. The Committee shall determine the number of Investment Funds and the Committee, the Trustee or the Investment Manager, as applicable, shall determine the investments to be made under each Investment Fund.

      (b) Pursuant to rules established by the Committee and subject to the provisions of Section 2.7 and this Section 3.11, each Participant shall have the right and obligation to designate in which of the Investment Funds his Accounts will be invested, and to change such designation. The designation of Investment Funds by a Participant shall be in a manner and or such forms as are established by the Committee, or pursuant to such other methods (including electronic media in accordance with Section 2.7) authorized by the Committee. Unless otherwise provided by the Committee, investment elections must be in 1% increments. If any Participant fails to designate the Investment Fund or Funds in which his Accounts shall be invested, the Participant shall be deemed to have elected to invest all of his Accounts in the "default" Investment Funds or Funds determined by the Committee as announced to Participants. Participant loans made pursuant to Section 9.2 shall not be included in any of the Investment Funds. Instead, for any Participant who takes such a loan, the loan shall be considered an investment of his Accounts. Such Participant's Accounts shall be credited with the investment gain or loss attributable to such loan. The Committee may establish any other rules, regulations and procedures regarding the Investment Funds as it deems appropriate in its sole discretion.

      (c) The Committee may notify each Participant of the status of his Accounts as of the date or dates chosen by the Committee. Such notification shall not vest in any Participant any right, title or interest in the Trust, except to the extent, at the time or times, and upon the terms and conditions set forth herein. Neither the Company, the Participating Employers, the Trustee, nor the Committee to any extent warrants, guarantees or represents that the value of any Participant's Accounts at any time will equal or exceed the amount previously allocated or contributed thereto.

    3.12  Section 404(c) Provisions.

      (a) This Plan is intended to constitute a plan described in Section 404(c) of ERISA, and the regulations thereunder. As a result, with respect to elections described in this Plan and any other exercise of control by a Participant or his or her Beneficiary over assets in the Participant's Accounts, such Participant or Beneficiary shall be solely responsible for such actions and neither the Trustee, the Committee, the Company, the Participating Employers, an Investment Manager nor any other person or entity which is otherwise a Fiduciary shall be liable for any loss or liability which results from such Participant's or Beneficiary's exercise of control.

      (b) The Committee shall provide to each Participant or his or her Beneficiary the information described in Section 2530.404b-1(b)(2)(i)(B)(1) of the Department of Labor Regulations. Upon request by a Participant or his or her Beneficiary, the Committee shall provide the information described in Section 2530.404b-1(b)(2)(i)(B)(2) of the Department of Labor Regulations.

      (c) The Committee may take such other actions or implement such other procedures as it deems necessary or desirable in order that the Plan comply with Section 404(c) of ERISA.

      (d) The Committee shall take such actions and establish such procedures as it deems necessary to ensure the confidentiality of information regarding to the purchase, sale, and holding of Company Stock, and the exercise of voting, tender and similar rights with respect to such stock by a Participant or his or her Beneficiary. Notwithstanding the foregoing, such information may be disclosed to the extent necessary to comply with applicable state and federal laws.

      (e) In the event of a tender or exchange offer with respect to the Company, or in the event of a contested election with respect to the Board, the Company shall, at its own expense, appoint an independent Fiduciary to carry out the Committee's administrative functions with respect to the Company Stock Fund. Such independent Fiduciary shall not be an "affiliate" of the Company as such term is defined in Section 2550.404c-1(e)(3) of the Department of Labor Regulations.

ARTICLE IV

LIMITATION ON ANNUAL ADDITIONS

    4.1  Contribution Limits.

    Notwithstanding anything else contained herein, the Annual Additions, to all the Accounts of a Participant shall not exceed the lesser of $30,000 (or, if greater, 1/4 of the defined benefit dollar limitation in effect under Section 415(b)(1) of the Code for the limitation year) or 25% of the Participant's Section 415 Compensation from the Company or Affiliated Employers during the Plan Year, in accordance with the provisions of Appendix A attached hereto.

ARTICLE V

VESTING

    5.1  Vesting of Participant's Interests.

      (a) A Participant's Voluntary Contribution Account, Compensation Deferral Account and Rollover Account will be 100% vested and nonforfeitable at all times. The Employer Matching Contributions Account of a Participant who is employed by or on active status with the Company, a Participating Employer or an Affiliated Employer on January 1, 2001 will be 100% vested and nonforfeitable as of that date.

      (b) The interest of each Inactive Participant in his Employer Matching Contributions Account will vest and become nonforfeitable up to a maximum of 100% as follows:

         (i) An Inactive Participant shall become 100% vested in his Employer Matching Contributions Account if, while an Employee, he attains his Normal Retirement Age, suffers total disability or dies; or

        (ii) An Inactive Participant not described in clause (i) above shall become vested in his Employer Matching Contributions Account in accordance with the following schedule:

Years of Vesting Service	Percentage Vested
less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

      (c) Years of Vesting Service shall be determined as follows: (i) If an Inactive Participant incurs a One-Year Break in Service Year before he has a vested interest under this Section 5.1, in determining his Years of Vesting Service, all Years of Vesting Service earned before the One-Year Break in Service Year shall be forfeited if the consecutive number of One-Year Break in Service Years equals or exceeds the greater of five or the Years of Vesting Service earned before the One-Year Break in Service Year.

      (d) If an Inactive Participant incurs a Break in Employment which is followed by five consecutive One-Year Break in Service Years and is subsequently re-employed, no Year of Vesting

  Service after such five consecutive One-Year Break in Service Years shall be taken into account in determining the vested percentage in an Inactive Participant's Employer Matching Contributions Account accrued up to any such One-Year Break in Service Year.

      (e) When an Inactive Participant ceases to participate and receives distribution of his Employer Matching Contributions Account, such portion of his Account as of the coinciding or next following Anniversary Date as is not vested shall be forfeited and allocated in the manner provided in Section 3.9 as of such Anniversary Date. For purposes of the preceding sentence, an Inactive Participant who ceases to participate in the Plan and whose nonforfeitable percentage in his Employer Matching Contributions Account is zero, shall be deemed to have received a complete distribution of the nonforfeitable portion of his Employer Matching Contributions Account. If a former Participant who has suffered a forfeiture on account of his termination of participation in accordance with the preceding sentence is re-employed as an Employee by the Company or a Participating Employer before incurring five consecutive One-Year Break in Service Years and repays to the Plan all money distributed from his Employer Matching Contributions Account prior to 60 months after such reemployment, any amounts so forfeited (unadjusted for any increase or decrease in the value of Trust assets subsequent to the Anniversary Date on which the forfeiture occurred) shall be reinstated to the Participant's Employer Matching Contributions Account within a reasonable time after such repayment. Such reinstatement shall be made from forfeitures of Inactive Participants occurring during the Plan Year in which such reinstatement occurs to the extent such forfeitures are attributable to contributions by the same Company or Participating Employer (or an entity that is an Affiliated Employer of the Company or Participating Employer) and earnings on such contributions; provided, however, if such forfeitures are not sufficient to provide such reinstatement, the reinstatement shall be made from the current year's contribution by that Company or Participating Employer to the Plan. When an Inactive Participant ceases to participate and incurs five consecutive One-Year Break in Service Years, such portion of his Employer Matching Contributions Account as is not vested (and was not previously forfeited in accordance with the foregoing provisions of this subsection) shall be forfeited and allocated in the manner provided in Section 3.9 as of the Anniversary Date occurring on or immediately following the date the Participant incurred such five consecutive One-Year Break in Service Years.

      (f)  Notwithstanding the preceding subsections, in the case of a Participant who incurs a Break in Employment prior to the first Plan Year beginning after 1984, the word "one" shall be substituted for "five" in subsections (b), (c) and/or (d) if such substitution results in the following conditions being met: in the case of subsection (b), the described forfeiture would have occurred prior to the first Plan Year beginning after 1984; or, in the case of subsections (c) and (d), a One-Year Break in Service Year would have occurred before the first Plan Year beginning after 1984.

      (g) A Participant's vested interest in his Merger Account will be determined in accordance with Appendix E.

ARTICLE VI

DISTRIBUTIONS FROM TRUST FUND

    6.1  Distribution of Benefits.

      (a) Benefits shall become distributable to a Participant (or the Participant's Beneficiary in case of the Participant's death) upon the Participant's Break in Employment. The amount of the benefits distributable to a Participant shall be the vested amount credited to such Participant's Accounts as of the date or dates on which the amount representing the distribution is liquidated from the appropriate Investment Funds pending distribution.

      (b) Except as provided in Appendix E or F with respect to a Merger Account, including an Annuity Eligible Merger Account, a Participant can elect distribution of the Participant's Accounts in the form of:

         (i) a single cash lump sum paid as soon as administratively practicable after the date benefits become distributable; or

        (ii) substantially equal monthly installments not to exceed 120.

      (c) A Participant may elect to receive the portion of his Accounts invested in the Company Stock Fund in the form of shares of Company Stock (plus cash for any fractional share), or in the form of cash. The value of the amount distributed in the form of cash from the portion of a Participant's Accounts invested in the Company Stock Fund shall be the net proceeds at the sale of the Company Stock liquidated pending distribution, plus cash for any fractional share.

      (d) Notwithstanding the foregoing, if the nonforfeitable balance in the Participant's Accounts exceeds $5,000, (or, if greater, such other amount as may be provided for under Section 411(a)(ii)(A) of the Code or the Treasury Regulations promulgated thereunder), distribution shall be made following a Break in Employment only if the Participant consents to a distribution of the nonforfeitable balance of his Accounts. If the Participant does not so consent, (unless Treasury Regulations otherwise provide and the Committee adopts different rules) distribution of the amounts payable shall be delayed until the end of the month in which the Participant's death occurs or in which the Participant attains Normal Retirement Age.

      (e) An explanation of the Participant's right to defer distribution of the nonforfeitable balance of his Accounts shall be provided to the Participant no less than 30 and no more than 90 days before the date such distribution is to be made or such other period as is permitted under such regulations as the Secretary of the Treasury may prescribe. If the nonforfeitable balance of the terminating Participant's Accounts is a distribution to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice described above is given, provided that: (i) the Committee clearly informs the Participant that the Participant has the right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (ii) the Participant, after receiving the notice, affirmatively elects an immediate distribution.

      (f)  In the event of the death of a Participant prior to distribution, distribution of his Accounts shall be made (or, in the case of a Participant whose Annuity Eligible Merger Account is paid in the form of an annuity pursuant to Appendix F, commence to be paid) to his Beneficiary as soon as practicable after the Participant's death, but in no event later than the last day of the calendar year following the calendar year in which the death occurs. Such distribution shall be made in the form of a single lump sum unless, at the time of the Participant's or former Participant's death, the Participant was receiving installment payments or had elected installment payments pursuant to Section 6.1(b), in which case payment shall be made or shall continue to be made in accordance with the installment schedule elected by the Participant or former Participant.

      (g) A Participant's distribution election in accordance with Section 6.1(b), (c) and/or (e) shall be on such form, in such manner, and at such time as the Committee may prescribe; provided that such election(s) must be received by the Committee (or its delegate) prior to the date that benefits are actually paid (or in the case of installments, the date installments commence). The Committee may require or permit elections, including Participant consents in accordance with Section 6.1(d), by means of electronic media in accordance with Section 2.7.

      (h) Notwithstanding any other provision of this Plan to the contrary, any distribution form previously available under this Plan or a Merged Plan, other than a single sum distribution, will not be available to a Participant or Beneficiary who has not commenced to receive a distribution under this Plan prior to the later of (1) November 1, 2001 or (2) in the case of a Participant in a Merged Plan, the date of merger of the Merged Plan into this Plan or such later date specified in a notice to affected Participants. This paragraph (h) applies to all Participants (including Participants with amounts credited to Merger Accounts and/or Annuity Eligible Merger Accounts) unless with respect to a Participant: (1) the Plan is a direct or indirect transferee of a defined benefit plan or a defined contribution plan subject to the funding standards of Section 412 of the Code (in which case this paragraph (h) will not apply to such accounts or sub-accounts under this Plan to which such amounts have been transferred); or (2) the Participant has not been furnished written notice of the deletion of other benefit forms previously available to the Participant at least 90 days prior to the effective date of such deletion.

    6.2  Withdrawals.

    A Participant may withdraw part or all of his Voluntary Contributions Account and/or Rollover Account. A withdrawal request shall be made on such form, in such manner, and at such time as the Committee may prescribe. The Committee may require or permit elections by means of electronic media in accordance with Section 2.7. Unless another rule is adopted by the Committee, distribution shall be made on a pro-rata basis from the Investment Funds in which the Participant's Rollover Account and/or Voluntary Contributions Account is then invested. Pre-1987 Voluntary Contributions and any earnings thereon must be withdrawn prior to any other amounts credited to a Participant's Voluntary Contributions Account. Withdrawals under this Section may not be in an amount less than the lesser of (a) the Participant's balance in his Rollover Account and/or Voluntary Contributions Account, whichever is applicable, or (b) $500.00.

    6.3  Age 59 1/2 Withdrawal.

    A Participant who has not incurred a Break in Employment may withdraw all or a portion of his vested Accounts after he attains age 59 1/2. A withdrawal request shall be made on such form, in such manner, and at such time as the Committee may prescribe. The Committee may require or permit elections by means of electronic media in accordance with Section 2.7. A Participant may make only one withdrawal pursuant to this Section 6.3. Any withdrawal under this Section 6.3 cannot be less than the lesser (a) of the Participant's vested balance in his Accounts or (b) $500.00. Notwithstanding the foregoing, withdrawals from an Annuity Eligible Merger Account shall be subject to Appendix F.

    6.4  Hardship Withdrawals.

      (a) Subject to the approval of the Committee and guidelines promulgated by the Committee, withdrawals from a Participant's Compensation Deferral Account may be permitted to meet a financial hardship resulting from:

         (i) Uninsured medical expenses previously incurred by the Participant, or the Participant's spouse or dependent or necessary to obtain such medical care;

        (ii) The purchase (excluding mortgage payments) of a principal residence of the Participant;

        (iii) The payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, or the Participant's spouse, children or dependents;

        (iv) The prevention of eviction of the Participant from his principal residence, or foreclosure on the mortgage of the Participant's principal residence; and

        (v) Any other event described in Treasury Regulations or rulings as an immediate and heavy financial need and approved by the Committee as a reason for permitting distribution under this Section 6.4.

      The Committee shall determine, in a non-discriminatory manner, whether a Participant has a financial hardship. A distribution may be made under this Section 6.4 only if such distribution does not exceed the amount required to meet the immediate financial need created by the hardship (including taxes or penalties reasonably anticipated from the distribution) and is not reasonably available from other resources of the Participant.

      (b) The withdrawal amount shall not in any event exceed the value of the Participant's Compensation Deferral Account, as applicable, as of the date immediately preceding the date of the Committee's acceptance of the Participant's written application for a hardship withdrawal. In addition, except as provided otherwise in the following sentence, the amount of any withdrawal pursuant to this Section 6.4 from a Participant's Compensation Deferral Account shall not exceed the value of the Participant's Compensation Deferrals to such Account, less previous withdrawals and excluding earnings. Notwithstanding the foregoing, any distribution under this Section 6.4 may include earnings accrued to the Participant's Compensation Deferral Account prior to 1989. Payment of the withdrawal shall be in a single sum as soon as administratively feasible following the date on which the withdrawal is approved by the Committee.

      (c) A Participant shall not be permitted to make any withdrawals under this Section 6.4 until he has obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under all qualified profit sharing and retirement plans maintained by the Company or a Participating Employer, whichever is applicable, or an Affiliated Employer. A Participant may not make more than one withdrawal pursuant to this Section 6.4 in any 12-month period. A Participant cannot withdraw an amount less than $500 pursuant to this Section 6.4.

      (d) The Participant's request for a withdrawal shall include his written statement that the need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause immediate and heavy financial need; (iii) by cessation of Compensation Deferrals under the Plan; or (iv) by other distributions or nontaxable loans currently available from plans maintained by the Company, a Participating Employer or an Affiliated Employer, or by borrowing from commercial sources on reasonable commercial terms.

      (e) If a Participant withdraws any amount from his Compensation Deferral Account pursuant to this Section 6.4, he must agree in writing that he shall be unable to elect that any Compensation Deferrals or any other employee contributions (excluding mandatory employee contributions to a defined benefit plan) be made on his behalf under the Plan or under any other plan maintained by the Company, a Participating Employer or an Affiliated Employer until one year after receipt of the withdrawal. For purposes of the preceding sentence, a plan includes any qualified plan or nonqualified plan of deferred compensation and any stock purchase or stock option plan, but does not include cafeteria plans or any other health or welfare benefit plans. In addition, a Participant who withdraws any amount from his Compensation Deferral Account pursuant to this Section 6.4 shall be unable to elect any Compensation Deferrals under the Plan or under any other plan maintained by the Company, a Participating Employer or an Affiliated Employer for the Participant's taxable year immediately following the taxable year of the withdrawal to any extent that such Compensation Deferral would exceed the applicable limit under Section 402(g) of the Code for such taxable year, reduced by the amount of such Participant's Compensation Deferrals for the taxable year of the withdrawal.

    6.5  Qualified Domestic Relations Orders.

    Subject to the procedures established by the Committee under Section 9.12(b), benefits may be paid from the nonforfeitable balance of a Participant's Accounts in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code without regard to whether the Participant has attained the "earliest retirement age," as defined in Section 414(p) of the Code.

    6.6  Inability to Locate Participant.

    In the case of any distribution under the Plan, if the Committee is unable to make such payment within three years after payment is due a Participant or Beneficiary because it cannot locate such Participant or Beneficiary, the Trustee shall direct that such amount shall be forfeited and shall be allocated as described in Section 3.9. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such account shall be reinstated from forfeitures of Participants in the Plan occurring during the Plan Year in which such reinstatement occurs; provided, however, that if such forfeitures are not sufficient to provide such reinstatement, an additional Company contribution shall be made for the Plan Year in which reinstatement occurs to cover such reinstatement. Establishment of an account through such reinstatement shall not be deemed an "annual addition" under Section 415 of the Code or Article IV of the Plan.

    6.7  Limitations on Distributions.

      (a) When benefits become distributable, the Committee shall direct the Trustee to distribute the amount described above promptly, the payment of such benefits to commence, unless the Participant or Beneficiary elects otherwise in an election permitted under this Article VI, no later than 60 days following the close of the later of the Plan Year in which (i) a Participant reaches Normal Retirement Age, (ii) the Participant incurs a Break in Employment, or (iii) occurs the 10th anniversary of the year in which the Participant commenced participation in the Plan (unless the amount of the Participant's benefit has not been calculated by that date or the Participant cannot be located, in which case distribution shall begin no later than 60 days after the payment can be calculated or the Participant located).

      (b) Notwithstanding anything to the contrary contained herein, the distribution options under the Plan shall comply with Section 401(a)(9) of the Code and regulations promulgated thereunder, which are hereby incorporated by this reference as a part of the Plan. Accordingly, unless otherwise permitted by law, the entire interest of each Participant who is a five percent (5%) owner with respect to the Plan Year in which the Participant attains age 70 1/2 shall commence to be distributed by April 1 of the calendar year following the calendar year in which the Participant reaches age 70 1/2. Any Participant not described in the prior sentence who has not commenced receipt of distributions as of January 1, 1997, shall not be required to receive distribution of his interest until he separates from service.

    6.8  Direct Rollovers.

      (a) This Section 6.8 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section 6.8, if a Distributee will receive an Eligible Rollover Distribution of at least $200, the Distributee may elect, on a form, in the manner and at the time prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover; provided, however, that a Distributee may not elect to have an Eligible Rollover Distribution of less than $500 paid directly to an Eligible Retirement Plan unless the Distributee elects to have his or her entire Eligible Rollover Distribution paid directly to the Eligible Retirement Plan.

      (b) For purposes of this Section 6.8, an "Eligible Rollover Distribution" is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

         (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more;

        (ii) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code;

        (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

        (iv) hardship withdrawals from Compensation Deferral Accounts; and

        (v) any other type of distribution which the Internal Revenue Service announces (pursuant to regulation, notice or otherwise) is not an Eligible Rollover Distribution.

      (c) For purposes of this Section 6.8, an "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

      (d) For purposes of this Section 6.8, a "Distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

      (e) For purposes of this Section 6.8, a "Direct Rollover" is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

    6.9  Distributions in the Event of Certain Corporate Dispositions.

    In the case of a sale or other disposition by the Company or a Participating Employer of substantially all of the assets of a trade or business or a subsidiary in which the Participant is employed which satisfies the requirements of Code Section 401(k)(10)(A)(ii) or (iii), distribution will be made in a lump sum comprised of the vested interest in the Participant's Accounts as soon as practicable following the Participant's request for a distribution in accordance with this Section 6.1 and following receipt, by the Committee, of verification of such sale or other disposition of assets or of a subsidiary. A Participant who is eligible to receive such a distribution must timely request distribution so as to receive such distribution by December 31 of the second calendar year following the calendar year in which such sale or disposition occurred in order to receive a distribution due to such sale or other disposition of assets or of a subsidiary. If the Participant does not request distribution in accordance with the prior sentence and is employed, directly or indirectly, by the purchaser of such assets or subsidiary, distribution may not occur prior to the Participant's separation from service with such purchaser.

ARTICLE VII

THE COMMITTEE

    7.1  Members.

    The President of Hilton Hotels Corporation shall choose a Chairman for the Committee. The other members of the Committee shall be appointed by, and shall serve at the pleasure of, the Chairman of the Committee. The number of members comprising the Committee shall be determined by the Chairman of the Committee who may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Chairman of the Committee. The Chairman of the Committee may remove any member by delivering a written notice of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Chairman of the Committee.

    7.2  Committee Action.

    The Committee shall choose a Secretary. The Secretary shall keep minutes of the Committee's proceedings and all records and documents pertaining to the Committee's administration of the Plan. Any action of the Committee shall be taken pursuant to the vote or written consent of a majority of its members present, and such action shall constitute the action of the Committee and be binding upon the same as if all members had joined therein. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee. The Trustee or any third person dealing with the Committee may conclusively rely upon any certificate or other written direction so signed.

    7.3  Rights and Duties.

      (a) The Company shall be the Plan Administrator (as defined in Section 3(16)(A) of ERISA). The Company delegates its duties under the Plan to the Committee. The Committee shall act as the Fiduciary with respect to control and management of the Plan for purposes of ERISA on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

         (i) To determine all questions relating to the eligibility of Employees to participate;

        (ii) To construe and interpret the terms and provisions of the Plan;

        (iii) To compute, certify to, and direct the Trustee, either directly or through a delegate, with regard to the amount and kind of benefits payable to Participants and their Beneficiaries;

        (iv) To authorize, either directly or through a delegate, all disbursements by the Trustee from the Trust;

        (v) To maintain all records that may be necessary for the administration of the Plan other than those maintained by the Trustee;

        (vi) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by ERISA or other law, other than those prepared and filed by the Trustee;

       (vii) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

       (viii) To appoint a plan administrator or, any other agent, and to delegate to them or to the Trustee such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe, and to designate each such administrator or agent as Fiduciary with regard to matters delegated to him; and

        (ix) To make decisions on claims in a manner consistent with regulations of the Secretary of Labor for presentation of claims by Participants and Beneficiaries for Plan benefits, which shall include consideration of such claims, review of claim denials and issuance of a decision on review. Such claims decisions shall be made in accordance with the claims procedures set forth in Section 7.4.

      (b) With respect to management or control of investments, the Committee shall have the power to direct the Trustee in writing with respect to the investment of the Trust assets or any part thereof. Where investment authority, management and control of Trust assets have been delegated to the Trustee by the Committee, the Trustee shall be the Fiduciary with respect to the investment, management and control of the Trust assets contributed by the Company and Participants with full discretion in the exercise of such investment, management and control. Except as otherwise provided by law, the Committee may appoint one or more Investment Manager to invest the Trust assets or any part thereof. Where investment authority, management, and control of Trust assets is not specifically delegated to the Trustee, the Trustee shall be subject to the direction of the Committee or the Investment Manager(s) appointed by the Committee, if any, regarding the investment, management and control of such assets, and in such case the Committee, or the Investment Manager(s), as the case may be, shall be the Fiduciary with respect to the investment, management and control of such assets. Notwithstanding the foregoing, no Fiduciary shall be liable for any loss or liability which results from a Participant's or Beneficiary's exercise of control over his Accounts.

      (c) Each Fiduciary under the Plan and Trust shall be solely responsible for its own acts or omissions. Except to the extent required by ERISA or the Code, no Fiduciary shall have the duty to question whether any other Fiduciary is fulfilling any or all of the responsibilities imposed upon such other Fiduciary by ERISA or by any regulations or rulings issued thereunder. No Fiduciary shall have any liability for a breach of fiduciary responsibility of another Fiduciary with respect to the Plan or Trust unless he knowingly participates in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy said breach or, through his negligence in performing his own specific fiduciary responsibilities, has enabled such other Fiduciary to commit a breach of the latter's fiduciary responsibilities.

    7.4  Claims Procedures.

      (a) The Committee shall notify Participants and, where appropriate, Beneficiaries of their right to claim benefits under the claims procedures, and shall provide the name of the person or persons with whom such claims should be filed.

      (b) The Committee shall act upon claims initially made and will communicate a decision to the claimant promptly and, in any event, not later than 90 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished the claimant prior to the end of the initial 90-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 90 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the three preceding sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedure for further reviewing the denial of the claim under the Plan.

      (c) The Committee shall review claim denials if review is timely requested. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having 60 days after receipt of denial of his claim to request such review, the right to review all pertinent documents and the right to submit issues and comments in writing.

      (d) The Committee shall issue its decision not later than 60 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based.

      (e) Notwithstanding any other provision of this Plan, no action may be commenced with respect to or arising out of any claim for benefits against the Plan (or the Committee, the Company or any of its or their agents) more than one hundred eighty (180) days after the Participant, Beneficiary or other claimant is first given a written notice of the denial of his or her appeal by the Committee. Unless the Committee specifically determines otherwise, this period shall not be extended even if the Committee again considers the matter after the initial denial. This limitations period shall apply to all actions arising out of or relating to a claim for benefits including, but not limited to, any action under Section 502(a)(1)(B) of ERISA and any action under Section 502(a)(3) of ERISA to the extent said claim relates to the provision of benefits or rights under the Plan.

    7.5  Transmittal of Information.

    In order to enable the Committee to perform its functions, the Company shall supply to the Committee such pertinent facts concerning Participants and Beneficiaries as may be required to administer the Plan. The Committee shall advise the Trustee and the Investment Manager, as appropriate, of such of the foregoing facts as may be pertinent to the duties of the Trustee and Investment Manager under the Plan.

    7.6  Compensation, Bonding, Expenses and Indemnity.

      (a) The members of the Committee shall serve without compensation for their services hereunder.

      (b) Members of the Committee and any delegates shall be bonded to the extent required by Section 412(a) of ERISA and the regulations thereunder. Bond premiums and all expenses of the Committee or of any delegate who is an employee of the Company shall be paid by the Company and the Company shall furnish the Committee and any such delegate with such clerical and other assistance as is necessary in the performance of their duties.

      (c) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan and the Trust shall be paid from the Trust assets to the fullest extent permitted by law, unless the Company determines otherwise.

      (d) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any by-law, agreement or otherwise, as such indemnities are permitted under state law. Payments with respect to any indemnity and payment of any expenses and fees under this Section 7.6 shall be made only from assets of the Company and shall not be made directly or indirectly from Trust assets.

    7.7  Manner of Administering.

    The Committee shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary, except as otherwise provided by law. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

    7.8  Duty of Care.

    In the exercise of the powers and duties of the Committee as Plan Administrator and Fiduciary with respect to the investment, management and control of the Plan, each member of the Committee shall use the care, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

    7.9  Delegation.

    The Committee shall have the authority to delegate any authority and duty hereunder to such other person or persons as determined by the Committee, and each reference hereunder to the Committee includes such delegates. Formal action by the Committee is not required to accomplish such delegation.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

    8.1  Amendments.

    The Company shall have the right to amend or modify the Plan by resolution of either the Board of Directors or the Committee and to amend or cancel any amendments. Any amendment shall be stated in an instrument in writing, executed in the same manner as the Plan. Except as may be required to permit the Plan and Trust to meet the requirements for qualification and tax exemption under the Code, or the corresponding provisions of other or subsequent revenue laws or of ERISA, no amendment may be made which may:

      (a) Cause any of the assets of the Trust, at any time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries, to be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries;

      (b) Decrease the accrued benefit of any Participant or Beneficiary within the meaning of Section 411(d)(6) of the Code;

      (c) Create or effect any discrimination in favor of Participants who are Highly Compensated Employees; and

      (d) Increase the duties or liabilities of the Trustee without its written consent.

    If the Company adopts an amendment changing the vesting schedule under the Plan, a Participant who may be adversely affected by such amendment may irrevocably elect that such amendment shall not apply to him if he has completed at least three Years of Vesting Service prior to the end of an election period which begins on the date the amendment is adopted and ends on a date sixty days after the latest of (i) the date the amendment is adopted, (ii) the date the amendment becomes effective, or (iii) the date the Participant is issued written notice of the amendment by the Committee.

    Amendments made in accordance with this Section 8.1 shall bind all Participating Employers without further action on their part.

    8.2  Discontinuance of Plan.

      (a) It is the Company's expectation that the Plan and the payment of contributions hereunder will be continued indefinitely, but continuance of the Plan by the Company is not assumed as a contractual obligation, and the Company reserves the right to permanently discontinue contributions hereunder. In the event of the complete discontinuance of contributions to the Plan, the entire interest of each Participant affected thereby shall immediately become 100% vested. The Company shall not be liable for the payment of any benefits under the Plan and all benefits hereunder shall be payable solely from the assets of the Trust.

      (b) The Company may terminate the Plan at any time. Upon complete termination or partial termination of the Plan, the entire interest of each of the affected Participants shall become 100% vested. The Trustee shall thereafter, upon direction of the Committee, distribute to the Participants the amounts in their Accounts in the same manner as set forth in Article VI.

    8.3  Failure to Contribute.

    Any failure by the Company to contribute to the Trust in any year when no contribution is required under the Plan shall not of itself be a discontinuance of contributions under the Plan.

    8.4  Plan Merger or Consolidation; Transfer of Plan Assets.

      (a) The Plan shall not be merged or consolidated with, nor shall its assets or liabilities be transferred to, any other plan unless each Participant in the Plan (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit such Participant would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had been terminated). Where the foregoing requirement is satisfied, the Plan and its related Trust may be merged or consolidated with another qualified plan and trust.

      (b) The Committee may, in its discretion, authorize a plan to plan transfer, provided such a transfer will meet the requirements of Section 414(l) of the Code and that all other actions legally required are taken. In the event of a transfer of assets from the Plan pursuant to this subsection, any corresponding benefit liabilities shall also be transferred.

ARTICLE IX

MISCELLANEOUS

    9.1  Trust Fund.

    The Company has executed a Trust Agreement providing for the administration of the Trust Fund by the Trustee hereunder and containing such provisions as the Company has deemed appropriate.

    9.2  Loans to Participants.

      (a) Each Participant shall have the right, subject to prior approval by the Committee, to borrow from his Accounts. Application for a loan must be submitted by a Participant to the Committee on such form(s) as the Committee may require. Approval shall be granted or denied as specified in Subsection (b), on the terms specified in Subsection (c). For purposes of this Section 9.2, but only to the extent required by Department of Labor Regulations Section 2550.408b-1, the term "Participant" shall include any Employee, former Employee, Beneficiary or alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, who is a party in interest, as defined in Section 3(14) of ERISA, and has an interest in the Plan that is not contingent.

      (b) The Committee shall grant any loan which meets each of the requirements of paragraphs (i), (ii) and (iii) below:

         (i) The amount of the loan, when added to the outstanding balance of all other loans to the Participant from the Plan or any other qualified plan of the Company, a Participating Employer or any Affiliated Employer shall not exceed the lesser of:

          (1) $50,000, reduced by the excess, if any, of a Participant's highest outstanding balance of all loans from the Plan or any other qualified plan maintained by the Company, a Participating Employer or an Affiliated Employer during the preceding 12 months over the outstanding balance of such loans on the loan date, or

          (2) 50% of the value of the vested balance of the Participant's Accounts;

        (ii) The loan shall be for at least $1,000; and

        (iii) No more than two loans may be outstanding to a Participant at any time.

      (c) Each loan granted shall, by its terms, satisfy each of the following additional requirements:

         (i) Each loan must be repaid within five years (except that if the Committee is satisfied that the loan proceeds are being used to purchase the principal residence of a Participant, the Committee may, in its discretion, establish a term of up to 15 years for repayment);

        (ii) Each loan must require substantially level amortization over the term of the loan, with payments not less frequently than quarterly; and

        (iii) Each loan must be adequately secured, with the security to consist of the balance of the Participant's Accounts.

          (1) In the case of any Participant who is an active Employee, automatic payroll deductions shall be required as additional security.

          (2) In the case of any other Participant, the outstanding loan balance may at no time exceed 50% of the outstanding vested balance of the Participant's Accounts. If such limit is at any time exceeded, or if the Participant fails to make timely repayment, the loan will be treated as in default and become immediately payable in full.

          (3) The investment gain or loss attributable to the loan shall not be included in the calculation or allocation of the increase or decrease in fair market value of the Investment Funds. Instead, the entire gain or loss (including any gain or loss attributable to interest payments or default) shall be allocated to the Accounts of the Participant.

        (iv) Each loan shall bear reasonable rate of interest, which rate shall be the prime rate (as printed in the Wall Street Journal) as of the last day of the month preceding the month in which the loan is made. Furthermore, the Participant's Accounts shall be charged a setup fee, of $50 at the time the loan is made; such setup fee shall be paid to the Plan's recordkeeper.

      (d) All loan payments shall be transmitted by the Company or Participating Employer to the Trustee as soon as practicable but not later than the date of transmittal to the Trustee of Compensation Deferrals withheld during the month during which such loan amounts were received or withheld. Each loan may be prepaid in full at any time. Any prepayment shall be paid directly to the Trustee in accordance with procedures adopted by the Committee.

      (e) Each loan shall be evidenced by a promissory note executed by the Participant and payable in full to the Trustee, not later than the earliest of (1) a fixed maturity date meeting the requirements of Subsection (c)(i) above, (2) the Participant's death, (3) the termination of the Plan or (4) three months after the date of the Participant's Break in Employment. Such promissory note shall evidence such terms as are required by this section.

      (f)  The Committee shall have the power to modify the above rules or establish any additional rules with respect to loans extended pursuant to this section. Such rules may be included in a separate document or documents and shall be considered a part of this Plan; provided, each rule and each loan shall be made only in accordance with the regulations and rulings of the Internal Revenue Service and Department of Labor and other applicable state or federal law. The Committee shall act in its sole discretion to ascertain whether the requirements of such regulations and rulings and this section have been met.

      (g) Notwithstanding the foregoing, loans from an Annuity Eligible Merger Account shall be subject to Appendix F.

    9.3  Limits on Employees' Rights.

    Neither the action of the Company in establishing this Plan, nor any action taken by it or the Committee under the provisions hereof, nor any provision of this Plan shall be construed as giving to any Employee the right to be retained in the employ of the Company, a Participant Employer or an Affiliated Employer or any right to any payment whatsoever, except to the extent of the benefits provided for by this Plan to be paid from the Trust Fund. The Company and the Participating Employers expressly reserve the right at any time to dismiss any Employee without any liability for any claim against the Trust Fund for any payment whatsoever except to the extent provided for in this Plan, or against the Company or Participating Employer. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee, or to be a consideration for, or an inducement or condition of, the employment of any Employee.

    9.4  Transfers of Participants.

    A Participant who leaves the employment of the Company or a Participating Employer and immediately thereafter is employed by transfer to the Company or a Participating Employer shall continue to be a Participant, and his vesting and benefit accumulation shall continue without interruption.

    A Participant who leaves the employment of a Company or a Participating Employer and immediately thereafter is employed by transfer (not an authorized leave of absence) to an Affiliated Employer or entity or property not participating in the Plan, may continue to be a Participant, and, subject to the other provisions of the Plan, his vesting shall continue without interruption, but he may no longer have Compensation Deferrals or Employer Matching Contributions made to the Plan on his behalf.

    9.5  Text to Control.

    The headings of articles and sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control.

    9.6  Construction.

    The masculine gender shall be deemed to include the feminine, and the singular the plural, unless the context clearly indicates to the contrary.

    9.7  Action by Participant or Other Person.

    Whenever an election or consent or similar action is authorized by a Participant or other person, such election, consent or action shall be taken in such form and manner as is satisfactory to the Committee, in addition to satisfying applicable requirements of the Plan.

    9.8  Receipt or Release.

    Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Trustee, the Committee, the Company and the Participating Employers. The Trustee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

    9.9  Persons Under Incapacity.

    In the event any amount is payable under the Plan to a person for whom a conservator has been legally appointed, the payment shall be distributed to the duly appointed and currently acting conservator, without any duty on the part of the Committee to supervise or inquire into the application of any funds so paid.

    9.10  Top-Heavy Plan Requirements.

    For any Plan Year for which this Plan is a top-heavy plan as defined in Section B.3 of Appendix B, attached hereto, and despite any other provisions of this Plan to the contrary, this Plan will be subject to the provisions of Appendix B.

    9.11  Contributions Not Recoverable.

    Except where contributions or earnings are required to be returned to the Company by the provisions of the Plan as permitted or required by ERISA or the Code, it shall be impossible for any part of the contributions made under the Plan (or earnings with respect thereto) to be used for, or diverted to, purposes other than the exclusive benefit of Participants or their Beneficiaries. Notwithstanding this or any other provision of the Plan, the Company shall be entitled to recover, and the Participants under the Plan shall have no interest in (i) any contributions made under the Plan by mistake of fact, so long as the contribution is returned within one year after payment, and (ii) any contributions for which deduction is disallowed under Section 404 of the Code, so long as the contributions are returned to the Company within one year following such disallowance or as permitted or required by the Code or ERISA. In the event of such mistake of fact or disallowance of deductions, contributions shall be returned to the Company, subject to the limitations, if any, of Section 403(c) of ERISA. All contributions to the Plan (other than rollover contributions and Voluntary Contributions) are conditioned upon the deductibility of the contributions under Code Section 404.

    9.12  Alienation.

      (a) None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditors and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant or Beneficiary have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which such Participant or Beneficiary may expect to receive, contingently or otherwise, under the Plan.

      (b) Notwithstanding subsection (a), the right to benefits payable with respect to a Participant pursuant to a "qualified domestic relations order" (within the meaning of Code Section 414(p)) may be created, assigned or recognized. The Committee shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. In the event a qualified domestic relations order exists with respect to a benefit payable under the Plan, the benefits otherwise payable to a Participant or Beneficiary shall be payable to the alternate payee specified in the qualified domestic relations order. In addition, anything in the Plan to the contrary notwithstanding, the Committee shall follow any distribution requirement contained in a Qualified Domestic Relations Order which provides for an earlier lump sum distribution than would otherwise be permitted under the Plan.

      (c) Notwithstanding subsection (a), a loan described in Section 9.2 of the Plan, shall not be considered a violation of this Section 9.12.

      (d) Notwithstanding subsection (a), the Plan may offset against the Account(s) of a Participant any amount that the Participant is ordered or required to pay under a judgment, order, decree or settlement agreement described in ERISA Section 206(d)(4), subject to the joint and survivor requirements of ERISA Section 206(d)(4)(C) and ERISA Section 206(d)(5), if applicable.

    9.13  Law Governing and Severability

    This Plan shall be construed, regulated and administered under ERISA, and to the extent federal law is inapplicable, under the laws of the State of California, and the Committee and the Trustee shall be liable to account only in the courts of that State. All contributions received by the Trustee hereunder shall be deemed to have been received in that State.

    In the event any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan, which shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted.

    9.14  Voting Rights.

      (a) Within a reasonable time before each annual or special meeting of shareholders of the Company, there shall be sent to each Participant who has an investment in the Company Stock Fund a copy of the proxy solicitation material for the meeting, together with a form requesting instructions for the Trustee on how to vote Company Stock allocated to such Participant's Accounts. Upon receipt of such instructions, the Trustee shall vote the shares as instructed. The Trustee shall maintain the instructions of each Participant in confidence. The Trustee shall vote Company Stock for which it does not receive voting instructions, including any unallocated Company Stock, in the same proportion as the Trustee votes Company Stock for which it does receive timely instructions; provided, however, that the Trustee, as to Company Stock held in the Company Stock Fund, shall in all events exercise voting obligations consistent with the Trustee's fiduciary duties under ERISA.

      (b) All responses to tender and exchange offers for Company Stock shall be made in accordance with the following provisions:

         (i) Each Participant shall be given the opportunity, to the extent that Company Stock is allocated to his Accounts, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to Company Stock, and the Trustee shall respond in accordance with the instructions so received. The Trustee shall not divulge to the Company the instructions of any Participant. The Committee shall utilize its best efforts to timely distribute or cause to be distributed to each Participant such information as will be distributed to shareholders of the Company in connection with any such tender or exchange offer, together with a form addressed to the Trustee requesting confidential instructions on whether or not such shares will be tendered or exchanged. If the Trustee shall not receive timely direction from a Participant as to the manner in which to respond to such a tender or exchange offer, the Trustee shall not tender or exchange any Company Stock with respect to which such Participant has the right of direction, and the Trustee shall have no discretion in such matter.

        (ii) Any unallocated Company Stock shall be tendered or exchanged (or not tendered or exchanged) by the Trustee in the same proportion as shares with respect to which Participants have been given the opportunity to direct the Trustee pursuant to paragraph (i) above are tendered or exchanged, and the Trustee shall have no discretion in such matter.

      (c) The foregoing provisions of this Section 9.14 are effective July 1, 2001. Prior to that date, the Committee will direct the Trustee with respect to any voting or tender of Company Stock held in the Company Stock Fund.

    IN WITNESS WHEREOF, the undersigned has caused this document to be executed by its duly authorized officers on this 2nd day of August, 2001.

HILTON HOTELS CORPORATION
By	/s/ MOLLY MCKENZIE-SWARTZ
Its	Senior Vice President—Human Resources and Administration

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HILTON HOTELS 401(K) SAVINGS PLAN (Restatement Effective January 1, 2001)
ARTICLE I DEFINITIONS
ARTICLE II ELIGIBILITY
ARTICLE III CONTRIBUTIONS
ARTICLE IV LIMITATION ON ANNUAL ADDITIONS
ARTICLE V VESTING
ARTICLE VI DISTRIBUTIONS FROM TRUST FUND
ARTICLE VII THE COMMITTEE
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN
ARTICLE IX MISCELLANEOUS